Exhibit 99.1
Press Release

Keysight Announces New Board Member

Appoints Keith Jensen as a director, effective immediately

November 20, 2025

SANTA ROSA, Calif., – Keysight Technologies, Inc. (NYSE: KEYS) today announced that the company's Board of Directors has appointed Keith Jensen as a director, effective immediately.

“We are pleased to welcome Keith to Keysight’s Board,” said Ron Nersesian, Chair of the Keysight Board of Directors. “He has a wealth of relevant experience that will be valuable as we continue to drive long-term value creation.”

Most recently, Jensen served as Chief Financial Officer of Fortinet, a global provider of network security solutions. Prior to that, he was Fortinet's Chief Accounting Officer. Jensen has over 40 years of finance and technology experience, including Chief Administrative Officer and Corporate Controller at DataDirect Networks, CAO at Sybase, and Chief Financial Officer of Dorado Network Systems Corporation.

“Keysight is well positioned to capitalize on market opportunities and the multiple waves of technology innovation underway,” said Satish Dhanasekaran, President and Chief Executive Officer, Keysight. “I look forward to Keith’s insights and collaborating with him and the Keysight Board to accelerate our transformation and deliver further value for stakeholders."

About Keysight Technologies
At Keysight (NYSE: KEYS), we inspire and empower innovators to bring world-changing technologies to life. As an S&P 500 company, we’re delivering market-leading design, emulation, and test solutions to help engineers develop and deploy faster, with less risk, throughout the entire product life cycle. We’re a global innovation partner enabling customers in communications, industrial automation, aerospace and defense, automotive, semiconductor, and general electronics markets to accelerate innovation to connect and secure the world. Learn more at Keysight Newsroom and www.keysight.com.

Keysight Media Contacts

INVESTOR CONTACT:
Investor Relations
+1 707 577 6915
Investor.Relations@Keysight.com

EDITORIAL CONTACT:
Andrea Mueller
+1 408 218 4754
keysight.com

andrea.mueller@keysight.com
keysight.com